Exhibit 99.1

News Release
Contacts:
Leslie S. Magee
Chief Financial Officer
225-298-5261
lmagee@he-equipment.com
Kevin S. Inda
Corporate Communications, Inc.
407-566-1180
kevin.inda@cci-ir.com
H&E Equipment Services Reports Fourth Quarter 2009
and Full Year 2009 Results and Announces Non-Cash
Goodwill Impairment Charge
BATON ROUGE, Louisiana — (March 4, 2010) — H&E Equipment Services, Inc. (NASDAQ: HEES) today announced operating results for the fourth quarter and year ended December 31, 2009 including a non-cash goodwill impairment charge.
FOURTH QUARTER 2009 SUMMARY
•	Revenues decreased 47.4% to $137.7 million versus $261.9 million a year ago.

•	Adjusted EBITDA (as defined below) decreased 67.2% to $19.6 million, or a 14.2% margin, compared to $59.8 million, or a 22.8% margin, a year ago.

•	Loss from operations was $12.3 million compared to income from operations of $8.5 million a year ago, including non-cash asset impairment charges of $9.0 million and $22.7 million, respectively. Excluding these impairment charges, a loss from operations of $3.3 million in the fourth quarter 2009 compares to income from operations of $31.2 million a year ago.

•	Net loss was $12.1 million, or ($0.35) per diluted share, compared to a net loss of $0.6 million, or ($0.02) per diluted share a year ago. Included in fourth quarter 2009 and 2008 net losses were pre-tax non-cash impairment charges of $9.0 million and $22.7 million, respectively.

•	Increased cash on hand by $36.6 million during the fourth quarter.
The non-cash goodwill impairment charge of $9.0 million was identified in connection with the Company’s annual fourth quarter 2009 goodwill impairment test and preparation, review and audit of the year-end financial statements. The impairment charge will not result in any cash expenditures and will not affect the Company’s cash position, liquidity, availability or covenant test under its senior secured credit facility.
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H&E Equipment Services Reports Fourth Quarter 2009 Results

March 4, 2010

“The unprecedented challenges our business and sector encountered during 2009 continued into the fourth quarter, as demand remained low and pricing remained weak. We fully expected a challenging quarter and we saw little to no improvement in the segments of the economy that drive demand for our products and services,” said John Engquist, H&E Equipment Services’ president and chief executive officer. “Despite the difficult environment we faced during the year, we were successful in our efforts to scale our business to current market conditions by focusing on costs, asset management, debt reduction and cash generation.”
“As we move into 2010, there are encouraging indicators that could have a positive impact on our business,” continued Engquist. “Recent economic data suggests a better year in 2010 for the overall economy and some of the major equipment manufacturers are forecasting improved business conditions during the year. However, we believe the recovery in our sector will lag that of the general economy and we expect any improvement in our end markets to occur in the latter part of the year. With this in mind, we will continue our strategy of strengthening our balance sheet through cash generation. This focus better positions our company to take advantage of future opportunities when the recovery begins.”
“H&E delivered on one of our highest priorities and closed 2009 with impressive levels of debt reduction. Since the beginning of the year, we reduced debt under our senior secured credit facility by $76 million, and cash on hand increased by $34 million. The credit facility was fully repaid and we strengthened our cash position during the weakest quarter of the year,” commented Leslie Magee, H&E Equipment Services’ chief financial officer. “Despite the drop in sales volume and the resulting negative effects on pricing, margins and profitability, we also significantly reduced costs. As a result of our efforts on cost control, combined with our debt reduction and cash generation, our leverage remains at low levels. Other successes in 2009 include reducing the investment in our rental fleet by $111 million, or 14%, and lowering inventories by $34 million, or 26.5%, throughout the course of the year. Our balance sheet is strong and we intend to continue our focus on cash generation until we see meaningful improvements in demand for our products and services.”
FINANCIAL DISCUSSION FOR FOURTH QUARTER 2009
Revenue
Total revenues decreased 47.4% to $137.7 million from $261.9 million in the fourth quarter of 2008. Equipment rental revenues decreased 42.3% to $40.8 million compared with $70.8 million in the fourth quarter of 2008. New equipment sales decreased 63.1% to $36.9 million from $99.9 million. Used equipment sales decreased 45.1% to $17.7 million compared to $32.3 million. Parts sales declined 23.5% to $22.4 million from $29.2 million in the fourth quarter of 2008. Service revenues decreased 28.1% to $12.6 million compared with $17.5 million in the fourth quarter of 2008.
Gross Profit
Gross profit decreased 58.6% to $30.7 million from $74.3 million in the fourth quarter of 2008. Gross margin was 22.3% for the quarter ended December 31, 2009 as compared to 28.4% for the quarter ended December 31, 2008. In comparison to a year ago, the lower gross margin in the fourth quarter 2009 was the result of lower gross margins in all operating segments and primarily due to lower rental gross margins.
On a segment basis, gross margin on rentals decreased to 27.1% from 45.6% in the fourth quarter of 2008 due to lower time utilization and declines in average rental rates combined with an increase in rental and depreciation expense as a percentage of revenues. On average,
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H&E Equipment Services Reports Fourth Quarter 2009 Results

March 4, 2010

rental rates declined 18.5% as compared to the fourth quarter of 2008 and 2.3% as compared to the third quarter of 2009. Time utilization was 53.3% in the fourth quarter of 2009 as compared to 63.8% a year ago and 54.3% in the third quarter of 2009.
Gross margins on new equipment sales were 9.6%, which were down from 12.9% in comparison to the fourth quarter a year ago largely due to lower margins on new crane sales. Gross margins on used equipment sales decreased to 22.0% from 25.8% a year ago. Gross margins on used equipment sales were lower principally due to lower margins on aerial and earthmoving sales. Gross margin on parts sales decreased to 26.4% from 29.0% last year due to the mix of parts sold. Gross margin on service revenues decreased to 62.1% from 63.9% in the fourth quarter of 2008 due to revenue mix.
Rental Fleet
At the end of the fourth quarter of 2009, the original acquisition cost of the Company’s rental fleet was $675.1 million, down $110.5 million from $785.6 million at the end of the fourth quarter of 2008. Dollar utilization was 23.9% compared to 35.6% for the fourth quarter of 2008. Dollar returns decreased reflecting lower time utilization and year-over-year rental rates as discussed above.
Selling, General and Administrative Expenses
SG&A expenses for the fourth quarter of 2009 were $34.1 million compared with $42.9 million last year, an $8.8 million, or 20.5% decrease. The decrease was primarily attributable to lower salaries, wages, incentives, fuels, utilities, and promotional expenses. For the fourth quarter of 2009, SG&A expenses increased as a percentage of total revenues to 24.8% as compared with 16.4% last year.
Income (Loss) from Operations
Loss from operations for the fourth quarter of 2009 was $12.3 million, or 8.9% of revenues, compared with income from operations of $8.5 million, or 3.3% of revenues, a year ago. Included are pre-tax non-cash impairment charges of $9.0 million and $22.7 million recorded in the fourth quarter of 2009 and 2008, respectively.
Excluding the impairment charges in both periods, loss from operations in the fourth quarter of 2009 was $3.3 million, or 2.4% of revenues, compared to income from operations of $31.2 million, or 11.9% of revenues, in the fourth quarter of 2008.
Interest Expense
Interest expense for the fourth quarter of 2009 decreased $1.8 million to $7.3 million from $9.1 million in fourth quarter 2008 primarily due to a decrease in average borrowings on the Company’s senior secured credit facility and lower floor plan payables.
Net Loss
Net loss was $12.1 million, or ($0.35) per diluted share, compared to a net loss of $0.6 million, or ($0.02) per diluted share in the fourth quarter of 2008. The non-cash impairment charges increased fourth quarter 2009 net loss by $0.16 per diluted share and reduced 2008 net income by $0.42 per diluted share.
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H&E Equipment Services Reports Fourth Quarter 2009 Results

March 4, 2010

Adjusted EBITDA
Adjusted EBITDA for the fourth quarter of 2009 decreased $40.2 million to $19.6 million from $59.8 million in the fourth quarter of 2008. Adjusted EBITDA as a percentage of revenues was 14.2% compared with 22.8% in the fourth quarter of 2008.
FINANCIAL DISCUSSION FOR THE YEAR ENDED DECEMBER 31, 2009
Revenue
Total revenues decreased 36.4% to $679.7 million from $1.1 billion in 2008. Equipment rental revenues decreased 35.2% to $191.5 million compared with $295.4 million in 2008. New equipment sales decreased 44.1% to $208.9 million from $374.1 million in 2008. Used equipment sales decreased 45.9% to $87.0 million compared to $160.8 million in 2008. Parts sales declined 15.1% to $100.5 million from $118.3 million in 2008. Service revenues decreased 16.2% to $58.7 million compared with $70.1 million a year ago.
Gross Profit
Gross profit decreased 46.6% to $165.5 million from $310.0 million in 2008. Gross margin was 24.3% for 2009 as compared to 29.0% for 2008. This lower gross margin is largely due to lower margins on rentals. Margins were also negatively impacted by lower gross margins in all operating segments.
On a segment basis, gross margin on rentals decreased to 32.1% from 47.9% in 2008 primarily due to lower average rental rates and time utilization. On average, 2009 rental rates declined 15.5% as compared to 2008. Time utilization decreased to 54.8% from 65.9% a year ago.
Gross margins on new equipment sales were 12.0%, down from 13.3% in 2008. Gross margins on used equipment sales decreased to 19.2% from 24.1%. Gross margin on parts sales decreased to 27.6% from 29.4%. Gross margin on service revenues decreased to 62.8% from 63.9% in 2008.
Selling, General and Administrative Expenses
SG&A expenses for 2009 were $144.5 million compared with $181.0 million last year, a $36.5 million, or 20.2%, decrease. In 2009, SG&A expenses as a percentage of total revenues were 21.3% compared to 16.9% in 2008.
Income from Operations
Income from operations in 2009 decreased 88.2% to $12.6 million, or 1.9% of revenues, compared with $106.7 million, or 10.0% of revenues a year ago. 2009 income from operations decreased due to lower gross margins combined with higher SG&A costs as a percentage of revenues.
2009 and 2008 income from operations included non-cash impairment charges of $9.0 million and $22.7 million recorded in the fourth quarter of each year, respectively. Excluding the impairment charges, income from operations in 2009 and 2008 was $21.6 million, or 3.2% of revenues, and $129.4 million, or 12.1% of revenues, respectively.
Interest Expense
Interest expense in 2009 decreased $6.9 million to $31.3 million from $38.3 million due to the reduction of debt under the Company’s senior secured credit facility, lower floor plan balances and lower average interest rates.
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H&E Equipment Services Reports Fourth Quarter 2009 Results

March 4, 2010

Net Income (Loss)
Net loss was $11.9 million, or ($0.35) per diluted share, down from net income of $43.3 million, or $1.22 per diluted share in 2008. The effective income tax rate was 34.1% in 2009 as compared to 37.6% in 2008. The non-cash impairment charges increased 2009 net loss by $0.16 per diluted share and reduced 2008 net income by $0.41 per diluted share.
Adjusted EBITDA
Adjusted EBITDA for 2009 decreased $126.6 million to $121.5 million from $248.1 million in 2008. Adjusted EBITDA as a percentage of revenues was 17.9% compared with 23.2% in 2008.
Non-GAAP Financial Measures
This press release contains certain Non-GAAP measures. Please refer to our Current Report on Form 8-K for a description of our use of these measures. These measures as calculated by the Company are not necessarily comparable to similarly titled measures reported by other companies. Additionally, these Non-GAAP measures are not measurements of financial performance or liquidity under GAAP and should not be considered as alternatives to the Company’s other financial information determined under GAAP.
Conference Call
The Company’s management will hold a conference call to discuss fourth quarter results today, March 4, 2010, at 10:00 a.m. (Eastern Time). To listen to the call, participants should dial 913-312-0836 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 1:00 p.m. (Eastern Time) on March 4, 2010, and will continue to be available through March 12, 2010, by dialing 719-457-0820 and entering confirmation code 7650489.
The live broadcast of the Company’s quarterly conference call will be available online at www.he-equipment.com or www.earnings.com on March 4, 2010, beginning at 10:00 a.m. (Eastern Time) and will continue to be available for 30 days. Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call. The presentation materials will be in Adobe Acrobat format.
About H&E Equipment Services, Inc.
The Company is one of the largest integrated equipment services companies in the United States with 66 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, Mid-Atlantic and Southeast regions of the United States. The Company is focused on heavy construction and industrial equipment and rents, sells and provides parts and service support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, and on-site parts, repair and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and service operations.
Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,”
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H&E Equipment Services Reports Fourth Quarter 2009 Results

March 4, 2010

“estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic conditions and construction activity in the markets where we operate in North America as well as the impact of the current macroeconomic downturn and current conditions of the global credit markets and its effect on construction activity and the economy in general; (2) relationships with new equipment suppliers; (3) increased maintenance and repair costs as we age our fleet, and decreases in our equipments’ residual value; (4) our indebtedness; (5) the risks associated with the expansion of our business; (6) our possible inability to effectively integrate any businesses we acquire; (7) competitive pressures; (8) compliance with laws and regulations, including those relating to environmental matters; and (9) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.
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H&E Equipment Services Reports Fourth Quarter 2009 Results

March 4, 2010

H&E EQUIPMENT SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(Amounts in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Revenues:
Equipment rentals	$40,843	$70,772	$191,512	$295,398
New equipment sales	36,906	99,933	208,916	374,068
Used equipment sales	17,728	32,344	86,982	160,780
Parts sales	22,356	29,233	100,500	118,345
Service revenues	12,566	17,473	58,730	70,124
Other	7,268	12,157	33,092	50,254

Total revenues	137,667	261,912	679,732	1,068,969

Cost of revenues:
Rental depreciation	20,113	25,473	87,902	104,311
Rental expense	9,645	13,021	42,086	49,481
New equipment sales	33,366	87,023	183,885	324,472
Used equipment sales	13,823	23,996	70,305	121,956
Parts sales	16,447	20,746	72,786	83,561
Service revenues	4,766	6,308	21,825	25,324
Other	8,762	11,089	35,445	49,824

Total cost of revenues	106,922	187,656	514,234	758,929

Gross profit	30,745	74,256	165,498	310,040

Selling, general, and administrative expenses	34,118	42,940	144,460	181,037
Impairment of goodwill and intangible assets	8,972	22,721	8,972	22,721
Gain (loss) on sales of property and equipment	61	(79)	533	436

Income (loss) from operations	(12,284)	8,516	12,599	106,718

Interest expense	(7,300)	(9,062)	(31,339)	(38,255)
Other income, net	101	203	619	934

Income (loss) before provision (benefit) for income taxes	(19,483)	(343)	(18,121)	69,397

Provision (benefit) for income taxes	(7,379)	292	(6,178)	26,101

Net income (loss)	$(12,104)	$(635)	$(11,943)	$43,296

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H&E Equipment Services Reports Fourth Quarter 2009 Results

March 4, 2010

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

NET INCOME (LOSS) PER SHARE
Basic — Net income (loss) per share	$(0.35)	$(0.02)	$(0.35)	$1.22

Basic — Weighted average number of common shares outstanding	34,625	34,570	34,607	35,575

Diluted — Net income (loss) per share	$(0.35)	$(0.02)	$(0.35)	$1.22

Diluted — Weighted average number of common shares outstanding	34,625	34,588	34,607	35,583

H&E EQUIPMENT SERVICES, INC.
SELECTED BALANCE SHEET DATA (unaudited)
(Amounts in thousands)

	December 31,	December 31,
	2009	2008

Cash	$45,336	$11,266
Rental equipment, net	437,407	554,457
Total assets	763,084	966,634

Total debt (1)	254,110	330,584
Total liabilities	484,202	676,427
Stockholders’ equity	278,882	290,207
Total liabilities and stockholders’ equity	$763,084	$966,634

(1)	Total debt consists of the aggregate amounts outstanding on the senior secured credit facility, senior unsecured notes, capital lease obligation and notes payable obligations.
H&E EQUIPMENT SERVICES, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except per share amounts)

	Three Month Period Ended December 31,
	2009		2009
	As Reported	Adjusted(1)	As Adjusted(1)

Gross profit	$30,745	—	$30,745
Selling, general and administrative expenses	34,118	—	34,118
Impairment of goodwill	8,972	(8,972)	—
Gain on sale of property and equipment	61	—	61

Loss from operations	(12,284)	8,972	(3,312)
Interest expense	(7,300)	—	(7,300)
Other income, net	101	—	101

Loss before benefit for income taxes	(19,483)	8,972	(10,511)
Benefit for income taxes	(7,379)	3,500	(3,879)

Net loss	$(12,104)	$5,472	$(6,632)

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H&E Equipment Services Reports Fourth Quarter 2009 Results

March 4, 2010

	Three Month Period Ended December 31,
	2009		2009
	As Reported	Adjusted(1)	As Adjusted(1)

NET LOSS PER SHARE
Basic — Net loss per share	$(0.35)	$0.16	$(0.19)
Basic — Weighted average number of common shares outstanding	34,625	34,625	34,625
Diluted — Net loss per share	$(0.35)	$0.16	$(0.19)
Diluted — Weighted average number of common shares outstanding	34,625	34,625	34,625

	Twelve Month Period Ended December 31,
	2009		2009
	As Reported	Adjusted(1)	As Adjusted(1)

Gross profit	$165,498	—	$165,498
Selling, general and administrative expenses	144,460	—	144,460
Impairment of goodwill	8,972	(8,972)	—
Gain on sale of property and equipment	533	—	533

Income from operations	12,599	8,972	21,571
Interest expense	(31,339)	—	(31,339)
Other income, net	619	—	619

Loss before benefit for income taxes	(18,121)	8,972	(9,149)
Benefit for income taxes	(6,178)	3,500	(2,678)

Net loss	$(11,943)	$5,472	$(6,471)

NET LOSS PER SHARE
Basic — Net loss per share	$(0.35)	$0.16	$(0.19)
Basic — Weighted average number of common shares outstanding	34,607	34,607	34,607
Diluted — Net loss per share	$(0.35)	$0.16	$(0.19)
Diluted — Weighted average number of common shares outstanding	34,607	34,607	34,607

	Three Month Period Ended December 31,
	2008		2008
	As Reported	Adjusted(1)	As Adjusted(1)

Gross profit	$74,256	—	$74,256
Selling, general and administrative expenses	42,940	—	42,940
Impairment of goodwill and intangible assets	22,721	(22,721)	—
Loss on sale of property and equipment	79	—	79

Income from operations	8,516	22,721	31,237
Interest expense	(9,062)	—	(9,062)
Other income, net	203	—	203

Income (loss) before provision for income taxes	(343)	22,721	22,378
Provision for income taxes	292	8,256	8,548

Net income (loss)	$(635)	$14,465	$13,830

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H&E Equipment Services Reports Fourth Quarter 2009 Results

March 4, 2010

	Three Month Period Ended December 31,
	2008		2008
	As Reported	Adjusted(1)	As Adjusted(1)

NET INCOME (LOSS) PER SHARE
Basic — Net income (loss) per share	$(0.02)	$0.42	$0.40
Basic — Weighted average number of common shares outstanding	34,570	34,570	34,570
Diluted — Net income (loss) per share	$(0.02)	$0.42	$0.40
Diluted — Weighted average number of common shares outstanding	34,588	34,588	34,588

	Twelve Month Period Ended December 31,
	2008		2008
	As Reported	Adjusted(1)	As Adjusted(1)

Gross profit	$310,040	—	$310,040
Selling, general and administrative expenses	181,037	—	181,037
Impairment of goodwill and intangible assets	22,721	(22,721)	—
Gain on sale of property and equipment	436	—	436

Income from operations	106,718	22,721	129,439
Interest expense	(38,255)	—	(38,255)
Other income, net	934	—	934

Income before provision for income taxes	69,397	22,721	92,118
Provision for income taxes	26,101	8,256	34,357

Net income	$43,296	$14,465	$57,761

NET INCOME PER SHARE
Basic — Net income per share	$1.22	$0.41	$1.62
Basic — Weighted average number of common shares outstanding	35,575	35,575	35,575
Diluted — Net income per share	$1.22	$0.41	$1.62
Diluted — Weighted average number of common shares outstanding	35,583	35,583	35,583

(1)	Income (loss) from operations, effective tax rate, net income (loss) and diluted net income (loss) per share have been adjusted in the tables above to eliminate asset impairment charges taken in the fourth quarter of 2009 and 2008. Because of the method used in calculating per share data, the summation of the above per share data may not necessarily total to the as adjusted per share data.
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H&E Equipment Services Reports Fourth Quarter 2009 Results

March 4, 2010

H&E EQUIPMENT SERVICES, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net income (loss)	$(12,104)	$(635)	$(11,943)	$43,296
Interest expense	7,300	9,062	31,339	38,255
Provision (benefit) for income taxes	(7,379)	292	(6,178)	26,101
Depreciation	22,663	28,286	98,702	115,454
Amortization of intangibles	147	116	591	2,223

EBITDA	$10,627	$37,121	$112,511	$225,329

Impairment of goodwill and intangible assets(1)	8,972	22,721	8,972	22,721

Adjusted EBITDA	$19,599	$59,842	$121,483	$248,050

(1)	Adjustment relates to a non-cash goodwill impairment of $9.0 million in 2009 and a non-cash goodwill impairment charge of $15.9 million and a non-cash intangible asset impairment charge of $6.8 million in 2008.
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